UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

eBay, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY STATEMENT

This Amendment No. 1 to the Definitive Proxy Statement of eBay, Inc. (the “Company”) amends and supersedes only those items of the Definitive Proxy Statement originally filed with the Securities and Exchange Commission on April 21, 2022 (the “Proxy Statement”) which are contained in this amendment. All other information in the Proxy Statement remains unchanged.

The Company is providing this amendment solely to correct an inadvertent error in the Proxy Statement. Specifically, Proposal 5, a stockholder proposal relating to the special meeting threshold in the Company’s bylaws, on pages 85–86 of the Proxy Statement, as originally filed included an incomplete version of the Supporting Statement to the Stockholder Proposal. The Proposal 5 set forth below amends, replaces and corrects Proposal 5 as contained in the Proxy Statement. This amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains important additional information. We encourage you to read this amendment together with the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

Proposal 5 Stockholder Proposal

John Chevedden has advised the Company that he intends to present the following stockholder proposal at the 2022 Annual Meeting. Mr. Chevedden has indicated that he holds the requisite number of shares of eBay common stock in accordance with Rule 14a-8 requirements. eBay will provide the address of the proponent promptly upon a stockholder’s oral or written request.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2022 Annual Meeting only if properly presented by or on behalf of the proponent.

Proposal 5 — Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Currently it takes a theoretical 20% of all shares outstanding to call for a special shareholder meeting. However the face value of 20% is deceiving because there are factors than increase the 20% face value significantly.

This theoretical 20% of all shares outstanding translates into 25% of the shares that vote at our annual meeting. It would be hopeless to think that shares that do not have the time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.

And it goes downhill from there. Shares that are not held net long are excluded. Thus shareholders who own 20% of EBAY stock that equals 25% of the stock that votes at the annual meeting could determine that they hold 30% of EBAY stock when shares owned other than net long are included.

A potential 30% stock ownership threshold to call for a special shareholder meeting is nothing for management to brag about.

Plus we have no right to act by written consent. A large number of companies provide shareholders with the right to act by written consent and the right to call a special shareholder meeting.

Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

Plus EBAY shareholders gave 46% support to a 2021 shareholder proposal in favor of a shareholder right to act by written consent. This 46% likely represented 51% support from the shares that have access to independent proxy voting advice.

This 46% support would likely have exceeded 51% support if EBAY management had not gone to the corporate war chest and flooded shareholders with messages to vote against the 2021 proposal and in a paradox vote against increasing their rights as shareholders.

We need an improved right to call for a special shareholder meeting to make up for its hidden hurdles and absolutely no shareholder right to act by written consent.

Please vote yes:

Special Shareholder Meeting Improvement — Proposal 5

Board Statement in Opposition

After careful consideration, including a review of market trends, the Board has determined that the action requested by the shareholder proposal is not in the best interests of eBay and its stockholders for the following reasons:

•	eBay currently provides stockholders with the right to call a special meeting, the terms of which reflect current market practice;

•	The current ownership threshold of 20% to call a special meeting permits stockholders owning a reasonable minority of eBay’s outstanding shares of common stock to call special meetings while helping to avoid using corporate resources on business items that may not reflect the interests of eBay and its broader stockholder base and may not garner significant support;
•	eBay has corporate governance practices in place, including-market standard proxy access and majority voting in uncontested elections of directors, which protect stockholder rights and provide meaningful avenues for smaller stockholders to effectively voice their opinions without the expense and risk associated with a lower special meeting threshold; and
•	eBay engages in robust stockholder engagement throughout the year in order to allow stockholders to easily provide feedback to management and the Board on an ongoing basis.

eBay permits stockholders holding in the aggregate 20% or more of our outstanding shares of common stock on a “net long” basis to call special meetings. The Board believes that the current special meeting threshold of 20% strikes the appropriate balance between providing existing stockholders with a meaningful right to call a special meeting, while protecting against the risk of a single stockholder, or small minority group of stockholders, unilaterally misusing eBay’s resources for potentially narrow or short-term interests that do not benefit the greater stockholder base. A single stockholder or minority group of stockholders has no duty to act in the best interests of eBay or other stockholders. Moreover, as of August 2021, the current 20% ownership threshold is the same as, or more favorable to stockholders than, the special meeting rights at approximately 68.67% of the 316 S&P 500 companies surveyed by FactSet.

Special meetings require the expenditure of considerable time, effort and resources, including significant costs in legal and administrative fees, costs for preparing, printing and distributing materials and soliciting proxies, and the diversion of Board and management time away from running eBay’s business. Accordingly, special meetings should be limited to circumstances where stockholders holding a meaningful minority of eBay’s outstanding shares of common stock believe a matter is significantly urgent or extraordinary to justify considering such matters between annual meetings. By reducing the ownership threshold to 10%, a small minority of stockholders could use the special meeting mechanism to advance their own more narrow agenda, without regard to the broader interests of eBay and our other stockholders.

eBay’s corporate governance policies and practices provide stockholders with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to stockholder feedback. In addition to stockholders’ existing rights to call a special meeting and ability to nominate a director via proxy access, eBay has no supermajority voting provisions in its charter or bylaws, a majority vote standard is applicable in uncontested director elections and the roles of Chair of the Board and CEO are separate, meaning that the Chair of the Board, as well as all the chairs of Board committees, are independent directors. Furthermore, the Company has demonstrated an ongoing commitment to Board refreshment and to having highly qualified, independent voices on the Board. Of the Board’s 12 independent directors, 11 have joined eBay since 2015.

eBay’s strong corporate governance policies include a robust stockholder engagement program. eBay leaders meet regularly with stockholders to discuss matters of importance to each stockholder, including strategy, operational performance, environmental and governance matters, particularly diversity, equity and inclusion and human capital matters, and business practices. eBay also meets with stockholders throughout the year to share perspectives on corporate governance, executive compensation and related matters. For additional information on eBay’s stockholder engagement program and actions it has taken in response to these discussions, please see “Corporate Governance—Board Oversight and Stockholder Engagement” above. As part of this engagement, eBay has historically heard from a number of our largest stockholders expressing their support for the current special meeting threshold. However, eBay intends to continue monitoring developments on this topic as part of its consideration of broader governance issues, and we remain committed to fostering an open and honest dialogue with stockholder regarding our corporate governance policies and practices.

The Board believes that eBay’s strong governance practices and procedural safeguards for stockholders, including our commitment to a robust, ongoing dialogue with stockholders and our responsiveness to those discussions, provide stockholders with the significant ability to raise important matters with the Board and management in a manner tailored to eBay’s particular ownership composition without the potential expense and risk associated with a lower special meeting threshold.

The Board of Directors recommends a vote AGAINST this proposal.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.